Exhibit 99.1

GeoVax Announces Equity Financing of Up to $6 Million

Funds to be Used to Advance the Company’s Innovative Vaccine Technology

and Move its Ebola Vaccine Candidates toward Human Clinical Testing

ATLANTA, GA, February 25, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced that it has entered into a definitive agreement to sell up to $6 million of its equity securities to a single dedicated healthcare institutional investor. The closing of the transaction is expected to take place on or about February 26, 2015, subject to the satisfaction of customary closing conditions.

As part of the transaction, the Company will immediately sell $3.0 million of its Series C convertible preferred stock and the investor will receive warrants to purchase up to an aggregate of 16,666,667 shares of the Company's common stock with an exercise price of $0.22 per share and a term of five years. The preferred stock is convertible at any time into 16,666,667 shares of the Company's common stock at a conversion price of $0.18 per share, subject to adjustment. The warrants are immediately exercisable. GeoVax also granted to the investor a one-year overallotment option to purchase up to an additional $3.0 million of its common stock and to receive additional warrants to purchase up to an aggregate of 16,666,667 shares of the Company’s common stock.

Maxim Group LLC acted as exclusive placement agent in connection with the offering.

The net proceeds from the transaction will be used primarily for working capital, and to advance the Company’s vaccine development programs, including moving its Ebola vaccine program toward Phase 1 human clinical trials.

Robert T. McNally, Ph.D., GeoVax’s President & CEO, commented, “This latest round of financing provides the funds necessary to make important progress with our Ebola vaccine program, a top short-term priority for GeoVax. Our goals for 2015 include completion of small animal challenge (survivability) studies and initiation of non-human primate (NHP) challenges studies. Our objective with this program is twofold: to develop a series of monovalent vaccines suitable to contain outbreaks of any of the three Ebola strains lethal to humans, as well as Marburg virus, and to develop a multivalent vaccine intended for more routine, preventive vaccinations.”

Dr. McNally concluded: “While we push our Ebola program forward, we also enjoy financial and operational support from the National Institute of Allergy and Infectious Diseases (NIAID) and the HIV Vaccine Trials Network (HVTN) for our ongoing HIV vaccine program. We look forward to updating our shareholders as we proceed through all programs.”

The Company has agreed to file a registration statement with the Securities and Exchange Commission (SEC) within thirty days of the closing of the transaction, registering the resale of the shares of common stock issuable upon the conversion of the preferred stock and exercise of the warrants. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

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Further details of the private placement will be described in a Current Report on Form 8-K to be filed with the SEC by the Company and the transaction documents will be attached to the Form 8-K.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using our novel vaccine platform. Our current development programs are focused on vaccines against Ebola and Marburg viruses, and vaccines against Human Immunodeficiency Virus (HIV). We believe our technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and we intend to pursue expansion of our product pipeline as resources permit.

Our vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Producing non-infectious virus-like particles in the person being vaccinated circumvents the need to purify virus-like particles for inoculation. The production of virus-like particles in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans.

For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

ProActive Capital

646-862-4607

www.ProActiveCapital.com